Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in Amendment No. 1 to the Registration Statement on Form S-1 of Imperalis Holding Corp., that was filed on or about February 8, 2023, of our Report of Independent Registered Public Accounting Firm, dated April 7, 2022, on the consolidated balance sheets of Imperalis Holding Corp., as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended, which appear in such Amendment No. 1 to the Registration Statement.

We also consent to the references to us under the heading “Experts” in such Amendment No. 1 to the Registration Statement.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

February 8, 2023